Exhibit 1

                      CACCIAMATTA ACCOUNTANCY CORPORATION
                        2600 Michelson Drive, Suite 490
                                Irvine, CA 92612
                     Phone: 949-475-9600 Fax: 949-475-9601



March 8, 2000



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

RE: e-Net Financial.Com Corporation (FKA E-Net Financial Corporation) Commission File Number 0-24512


We were previously the principal accountant for e-Net Financial.Com Corporation and, under the date of September 1, 1999, we reported on the consolidated balance sheet of e-Net Financial.Com Corporation and subsidiaries as of April 30, 1999 and the consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended April 30, 1999 and for the period from inception (November 20, 1996) through April 30, 1999. On March 3, 2000 we were informed that our appointment as principal accountant was terminated. We have read e-Net Financial.Com Corporation's statements included under Item 4 of its Form 8-K dated March 3, 2000 and agree with such statements except as follows:

1. Our report on the consolidated financial statements referred to above contained a paragraph noting an uncertainty as to the Company's ability to continue as a going concern.

2. We were not notified until March 3, 2000 of our termination as principal accountant.



Very truly yours,


/s/ Cacciamatta Accountancy Corporation
---------------------------------------
Cacciamatta Accountancy Corporation